Exhibit 5.2

Kegler Brown

Hill & Ritter

A Legal Professional Association

October 13, 2006

Vectren Energy Delivery of Ohio, Inc.

Indiana Gas Company, Inc.

One Vectren Square

Evansville, IN 47708

Ladies and Gentlemen:

You have requested our opinion in connection with Registration Statement No. 333-128286 on Form S-3 (the “Registration Statement”) of Vectren Utility Holdings, Inc. (“VUHI”), Indiana Gas Company, Inc. (“Indiana Gas”), and Vectren Energy Delivery of Ohio, Inc. (together with Indiana Gas, the “Ohio Guarantors”), and Southern Indiana Gas and Electric Company (the “Indiana Guarantor” and, together with the Ohio Guarantors, the “Guarantors”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by VUHI of $100,000,000 5.95% Insured Quarterly Notes due October 1, 2036 (the “Debt Securities”) and related joint and several guarantees by the Guarantors of the Debt Securities (the “Guarantees”) to be issued and sold under the provisions of the Indenture, dated October 19, 2001 (the “Indenture”), among VUHI, the Guarantors, and U.S. Bank Trust National Association, as Trustee (the “Trustee”), the Prospectus (the “Prospectus”), dated November 16, 2005, and the Prospectus Supplement (the “Prospectus Supplement”), dated October 13, 2006, relating to the Registration Statement, the Underwriting Agreement, dated October 13, 2006, among VUHI, the Guarantors, and Edward D. Jones & Co., L.P. (the “Underwriting Agreement”), and the related Terms Agreement dated October 13, 2006 (the “Terms Agreement”). We have examined such records, certificates, and other documents and have made such investigation of law as we have deemed necessary in the circumstances.

Based on that examination and investigation, it is our opinion that, when (i) the Debt Securities, the Guarantees, and any supplemental Indenture to be entered into in connection with the issuance of the Debt Securities shall have been duly executed, authenticated, and delivered in accordance with the Indenture, the Prospectus, the Prospectus Supplement, the Underwriting Agreement, and the Terms Agreement, as applicable, (ii) the Debt Securities and the Guarantees shall have been issued, sold, and delivered, and the purchase price for the Debt Securities and the Guarantees shall have been paid, in accordance with the transactions proposed in the Registration Statement, as the same may be amended, (iii) VUHI and the Guarantors each shall have received all necessary governmental approvals required for the issuance and sale of the Debt Securities and the Guarantees, and (iv) applicable state blue sky laws, the Securities Act, and the Trust Indenture Act of 1939, as amended, shall have been complied with in connection with the offer and sale of the Debt Securities, the Guarantees by the Ohio Guarantors will be legal, valid, and binding obligations of the respective Ohio Guarantors, enforceable against each of them in accordance with their respective terms, subject to (a) the United States Bankruptcy Code, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect relating to our affecting creditors’ rights or remedies generally and (b) general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to judicial discretion.

This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Ohio (without giving effect to any conflict of law principles thereof); and we have not considered, and express no opinion on, the laws of any other jurisdiction.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.2 to the Form 8-K of VUHI filed with the Securities and Exchange Commission on the date hereof.

Very truly yours,

/s/ Kegler, Brown, Hill & Ritter Co., L.P.A.

KEGLER, BROWN, HILL & RITTER CO., L.P.A.